Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results

for the First Quarter of 2007

Company Also Announces Quarterly Dividend of Seven Cents Per Share

Lanham, Md., February 9, 2007 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the first quarter of fiscal 2007. Revenues for the quarter were $27.4 million, down $1.8 million from the first quarter of fiscal 2006. First quarter operating income was $3.1 million compared to $4.6 million for the first quarter last fiscal year, while net income was $2.1 million ($0.19 per diluted share) compared to $3.1 million ($0.28 per diluted share) for the first quarter of fiscal 2006.

The decrease in revenue, operating income and net income in the first quarter of fiscal year 2007 is attributable to decreased shipments in the Space Communications Systems segment, increased bid and proposal costs, legal costs associated with the previously disclosed informal inquiry by the Securities and Exchange Commission, and costs associated with the pursuit of strategic alternatives.

“While our first quarter performance was down compared to our first quarter in 2006, bookings were strong and we should see the benefits of these bookings in the latter part of the year” commented Peter Gaffney, Chief Executive Officer. “But I expect our bid and proposal costs to continue at a level that’s higher than normal while we continue to pursue the GPS program and while proposal activity at RT Logic remains at an increased level. These activities do impact our bottom line in the near term, but there is a lot of work we’re pursuing that we are well positioned to win.” Gaffney said.

In light of the foregoing, the company is revising its FY07 earnings per share guidance issued on December 11, 2006. The company expects revenue for the year to be $131 million, which is consistent with its previously issued guidance; however, the company expects net income to be $1.07 per share, exclusive of legal fees associated with the SEC informal inquiry, which is down 15 cents from its previously issued guidance. “Due to increased bid and proposal efforts in our Ground Systems Government Segment and at RT Logic, coupled with on-going strategic alternatives efforts, our G&A expenses are significantly higher than anticipated and I expect this trend to continue through the second quarter. These costs, along with fewer than expected shipments in our Space Communications Segment are causing us to revise our EPS guidance. However, our outlook for revenues remains strong.” Gaffney commented. “We also continue to look at a number of strategic alternatives, including the possible sale of the company. While I cannot predict the outcome of these efforts, the Board and management are working diligently to maximize shareholder value” Gaffney said.

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During the quarter, the Company repurchased 7,700 shares of its common stock under its existing stock buyback program. It is the Company’s practice to repurchase shares during non-restrictive times and at points where its price is accretive to earnings per share.

The Company also announced that its Board of Directors has declared a cash dividend of $0.07 per share to all stockholders of record as of the close of business on March 8, 2007. The dividend is scheduled to be paid on or about March 28, 2007.

Mr. Gaffney will host a conference call Tuesday, February 13, 2007 at 11:00 a.m. Eastern Time (ET). Gaffney will discuss the earnings release and other Company business. To participate or listen to the call, dial 800-633-8680. A replay of the conference call can be heard February 13, 2007 from 12:30 p.m. ET through Thursday, February 15, 2007 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21326023.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 430 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarter Ended December 31, 2006 and 2005

	Three Months Ended December 31,
	2006	2005
	(unaudited)	(unaudited)
Revenue	$27,421,959	$29,257,590

Total Cost of Revenue	18,071,727	19,852,748

Gross Margin	9,350,232	9,404,842

Operating Expenses
Selling, General & Administrative	5,539,262	3,399,831
Research & Development	464,487	743,301
Product Amortization	206,050	400,000
Intangible Asset Amortization	59,656	216,238

Total Operating Expenses	6,269,455	4,759,370

Income from Operations	3,080,777	4,645,472

Interest income	545,193	378,049
Other Income (Expense)	(488,406)	(168,876)

Income Before Income Taxes	3,137,564	4,854,645

Income Taxes	1,078,562	1,784,191

Net Income	$2,059,002	$3,070,454

Weighted Average Number of Common Shares Outstanding During Period	11,059,039	10,670,647

Earnings Per Share (Basic)	$0.19	$0.29

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	11,125,989	10,936,265

Earnings Per Share (Diluted)	$0.19	$0.28

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